Exhibit 4.1
AMENDMENT NO. 3 TO THE

RIGHTS AGREEMENT

OF ANADIGICS, INC.

This Amendment No. 3 (the “Amendment”) to the Rights Agreement dated as of December 17, 1998 as amended by Amendment No. 1 dated as of November 30, 2000 and Amendment No. 2 dated as of October 2, 2008 (the “Rights Agreement”) between ANADIGICS, INC., a Delaware corporation (the “Company”), and Computershare, Inc. (as successor to Mellon Investor Services LLC f/k/a ChaseMellon Shareholder Services, L.L.C.), as Rights Agent, is entered into as of April 25, 2014. Unless the context indicates otherwise, capitalized terms used without definition herein shall have the meanings ascribed to such terms in the Rights Agreement

W I T N E S S E T H

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company desires to amend the Rights Agreement as set forth in this Amendment;
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
Section 1. Amendment of Section 7

(a) Paragraph (a) of Section 7 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
“(a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly and properly executed, to the Rights Agent designated office of the Rights Agent, together with payment of the aggregate Purchase Price for the total number of one one-thousandths of shares of Preferred Stock (or shares of Common Stock, other securities, cash or other assets, as the case may be) as to which the Rights are then exercisable, and an amount equal to any tax or charge required to be paid under Section 9 hereof by certified check, cashier’s check or money order payable to the order of the Company, at or prior to the earliest of (i) the close of business on April 25, 2014 (the “Final Expiration Date”), (ii) the time at which the Rights are exchanged as provided in Section 24, or (iii) the time at which the Rights are redeemed as provided in Section 23 (such earliest date being herein referred to as the “Expiration Date”).”

Section 2. Effect on the Rights Agreement. Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. If and to the extent there are any inconsistencies between the Rights Agreement and this Amendment, the terms of this Amendment shall control. This Amendment and the Rights Agreement (including all Exhibits thereto), together contain the entire understanding between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

Section 3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State except that the rights, duties and obligations of the Rights Agent under this Amendment shall be governed by and construed in accordance with the laws of the State of New York.

Section 4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5. Counterparts. This Amendment may be executed in any number of counterparts (including by PDF, facsimile or other electronic means) and each such counterpart shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

Section 6. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereby have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

ANADIGICS, Inc.

By:	/s/ Terrence G. Gallagher
Terrence G. Gallagher
Chief Financial Officer

COMPUTERSHARE, INC.
as Rights Agent

By:	/s/ Dennis V. Moccia
Dennis V. Moccia
Manager, Contract Administration